Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Barrington Broadcasting Group LLC:

We consent to the use of our report dated July 7, 2006, with respect to the balance sheets of KGBT-TV (a wholly-owned subsidiary of Raycom Media, Inc.) as of December 31, 2005 and 2004, , and the related statements of operations, changes in division equity, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
McLean, Virginia

February 7, 2007